Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

CROCS, INC.

Crocs, Inc. (the “Corporation”), a corporation duly organized and validly existing pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify pursuant to Section 242 of the DGCL:

FIRST:  That Section 1 of Article IV of the Corporation’s Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“Section 1. Authorization.   The Corporation shall be authorized to issue 255,000,000 shares of capital stock, of which 250,000,000 shares shall be shares of Common Stock, par value $0.001 per share (“Common Stock”), and 5,000,000 shares shall be shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”).”

SECOND: That the foregoing amendment has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Sections 141, 211 and 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Ronald R. Snyder, its President and Chief Executive Officer, this 9th day of July, 2007.

CROCS, INC.

By:	/s/ Ronald R. Snyder
Ronald R. Snyder
President and Chief Executive Officer